EXHIBIT 99.1
                                  ------------

                                  PRESS RELEASE

             YP CORP. ANNOUNCES ADOPTION OF STOCKHOLDER RIGHTS PLAN

     Mesa, Arizona, May 18, 2004 - YP Corp. (OTCBB-YPNT) today announced that the Company's Board of Directors has declared a dividend distribution of one right on each outstanding share of its common stock. Each right will entitle stockholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an initial exercise price of $36.50 per one one-thousandth share.

     The rights will enable the Company's Board of Directors to control the terms and timing of its response if a third party makes an unsolicited bid to acquire control of the Company. The rights are designed to protect the interests of the Company's stockholders, to ensure that all stockholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all stockholders a fair price. The rights accomplish these goals by creating the potential for an unacceptable level of dilution if an acquirer takes certain actions without the Board of Directors' approval. The bidder will therefore be more likely to negotiate with the Board of Directors, which has the ability to redeem the rights or exempt the bidder from the rights' dilutive effect if the bidder's proposal is acceptable to the board. The Company stated that the rights are not being distributed in response to any specific effort to acquire the Company.

     In general, the rights become exercisable if a person or group becomes an "Acquiring Person," or commences or announces a tender or exchange offer to acquire 15% or more of the outstanding Common Stock, at which time each right will entitle its holder to purchase, at the right's exercise price, a number of shares of common stock having a market value at that time of twice the right's exercise price. Rights held by an Acquiring Person will become void. In general, a person will become an Acquiring Person by acquiring 15% or more of the Company's outstanding Common Stock.

      Frank J. Husic and certain of his affiliates together currently own approximately 15.4% of the Company's outstanding common stock. Such persons will become an Acquiring Person if they, together with their respective affiliates and associates, acquire 18% or more of the Company's outstanding Common Stock or beneficially own 15% or more of the outstanding Common Stock and commence or announce a tender or exchange offer to acquire 18% or more of the Company's outstanding Common Stock. Mathew and Markson, Ltd. currently owns approximately 22.2% and Morris and Miller, Ltd. currently owns approximately 21.7% of the Company's outstanding common stock. Either of Mathew and Markson, Ltd. or Morris and Miller, Ltd. will become an Acquiring Person if such entity, together with its affiliates and associates, acquires 24% or more of the Company's outstanding Common Stock or beneficially owns 15% or more of the outstanding Common Stock and commences or announces a tender or exchange offer to acquire 24% or more of the Company's outstanding Common Stock. Each of Husic, Mathew and Markson, Ltd., and Morris and Miller, Ltd. also will become an Acquiring Person if at any time they own less than 15% of the outstanding Common Stock and then acquire

15% or more of the outstanding Common Stock or commence or announce a tender or exchange offer to acquire 15% or more of the outstanding Common Stock.

     If the Company is acquired in a merger or other business combination transaction after a person becomes an Acquiring Person, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price. The Company will generally be entitled to redeem the rights at one cent per right at any time before any person becomes an Acquiring Person.

     The dividend distribution will be payable on May 18, 2004 to stockholders of record on May 4, 2004. The rights will expire in ten years. The rights distribution is not taxable to stockholders.

CONTACTS:

   YP Corp., Mesa
   Rick Cook, 480-654-9646 (Public Relations)
   rickc@YPCorp.com
   ----------------